================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ----------------
                                   SCHEDULE TO
                                  (Rule 13e-4)
            Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934
                                (Amendment No. 2)
                               BE AEROSPACE, INC.
                       (Name of Subject Company (Issuer))
                                ----------------
                               BE AEROSPACE, INC.
                  (Name of Filing Person (Issuer and Offeror))
                                ----------------
           Options to purchase common stock, par value $0.01 per share
                         (Title of Class of Securities)
                                ----------------
                                    073302101
        (CUSIP Number of Class of Securities of Underlying Common Stock)
                                ----------------
                            Edmund J. Moriarty, Esq.
                       Vice President, General Counsel and
                                    Secretary
                               BE Aerospace, Inc.
                                 General Counsel
                            1400 Corporate Center Way
                            Wellington, Florida 33414
                                 (561) 791-5000
                              (561) 791-3966 (Fax)
                     (Name, address and telephone number of
                          person authorized to receive
                          notices and communications on
                            behalf of filing person)
                                    Copy to:
                               John J. Cannon III
                             Shearman & Sterling LLP
                              599 Lexington Avenue
                          New York, New York 10022-6069
                                 (212) 848-4000

                            Calculation of Filing Fee

==================================== ==========================================
       Transaction valuation*           Amount of filing fee
------------------------------------ ------------------------------------------
           $4,959,898                         $991.18


* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 2,900,221 shares of common stock of BE Aerospace, Inc. having an aggregate value of $4,959,898 as of June 19, 2003 will be exchanged and/or cancelled pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.
[X] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     Amount Previously Paid:  $991.18   Filing Party:  BE Aerospace, Inc.
     Form or Registration No.:  Schedule TO      Date Filed:    June 23, 2003
[_] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
     Check the appropriate boxes below to designate any transactions to which the statement relates:
[_]  third party tender offer subject to Rule 14d-1.
[X]  issuer tender offer subject to Rule 13e-4.
[_]  going-private transaction subject to Rule 13e-3.
[_]  amendment to Schedule 13D under Rule 13d-2.
     Check the following box if the filing is a final amendment reporting the results of the tender offer. [_]


            -------------------------------------------------------

Item 1.   Exhibits.

(a)(1)    Offer to Exchange, dated June 23, 2003.

(a)(2) Email to Employees regarding the Stock Option Exchange Program, dated June 23, 2003, attaching the Cover Letter, Offer to Exchange, Summary of Stock Option Position of each participant and Listing of Stock Options that qualify for the exchange of each participant.

(a)(3)    Cover Letter to the Offer to Exchange, dated June 23, 2003.

(a)(4) Form of Acceptance Letter for participants in the United States and the Netherlands.

(a)(5)    Form of Acceptance Letter for UK participants only.

(a)(6) Form of Withdrawal Letter for participants in the United States and the Netherlands.

(a)(7)    Form of Withdrawal Letter for UK participants only.

(a)(8)    Form of Summary of Stock Option Position of each participant.

(a)(9) Form of Listing of Stock Options that qualify for the exchange of each participant.

(a)(10) BE Aerospace's Proxy Statement on Schedule 14A, previously filed with the SEC on April 25, 2003 and incorporated by reference to Exhibit
          99.1 on Schedule TO-C filed by the Company on June 5, 2003.

(a)(11) BE Aerospace's Annual Report on Form 10-K for the transition period from February 24, 2002 to December 31, 2002, previously filed with the SEC on March 26, 2003 and incorporated herein by reference.

(a)(12) BE Aerospace's Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 2003, previously filed with the SEC on May 8, 2003 and incorporated herein by reference.

(a)(13)   Email to Employees, dated July 16, 2003.

(b)       None.

(d)(1) BE Aerospace Amended and Restated 1989 Stock Option Plan (incorporated by reference to the Registration Statement on Form S-8) (File No. 333-14037), previously filed with the SEC on October 15, 1996), together with Amendment Number 1 (incorporated by reference to the Registration Statement on Form S-8) (No. 333-89145), previously filed with the SEC on October 15, 1999.

(d)(2) BE Aerospace 1991 Directors' Stock Option Plan (incorporated by reference to the Registration Statement on Form S-8) (File No. 333-48010), previously filed with the SEC on May 26, 1992.

(d)(3) BE Aerospace United Kingdom 1992 Employee Share Option Scheme (incorporated by reference to the Registration Statement on Form S-1, as amended) (File No. 333-54146), previously filed with the SEC on November 3, 1992.

(d)(4) BE Aerospace 1996 Stock Option Plan (incorporated by reference to the Registration Statement on Form S-8) (File No. 333-14037), previously filed with the SEC on October 15, 1996, together with Amendment Number 1 (incorporated by reference to the Registration Statement on Form S-8) (File No. 333-89145), previously filed with the SEC on October 15, 1999 and Amendment Number 2 (incorporated by reference to the Registration Statement on Form S-8) (File No. 333-30578), previously filed with the SEC on February 16, 2000.

(d)(5) BE Aerospace 2001 Stock Option Plan (incorporated by reference to the Registration Statement on Form S-8) (File No. 333-71442), previously filed with the SEC on October 1, 2001.

(d)(6) BE Aerospace 2001 Directors' Plan (incorporated by reference to the Registration Statement on Form S-8) (File No. 333-71442), previously filed with the SEC on October 1, 2001.

(d)(7) Form of Nonqualified Stock Option Agreement pursuant to the Amended and Restated 1989 Stock Option Plan.

(d)(8) Form of Stock Option Agreement pursuant to the 1991 Directors' Stock Option Plan.

(d)(9) Form of Stock Option Agreement pursuant to the United Kingdom 1992 Employee Share Option Scheme.

(d)(10)   Form of Stock Option Agreement pursuant to the 1996 Stock Option Plan.

(d)(11) Form of Nonqualified Stock Option Agreement pursuant to the 2001 Stock Option Plan.

(d)(12) Form of Stock Option Agreement pursuant to the 2001 Directors' Stock Option Plan.

(d)(13) Form of Incentive Stock Option Agreement pursuant to the Amended and Restated 1989 Stock Option Plan.

(d)(14) Form of Incentive Stock Option Agreement pursuant to the 2001 Stock Option Plan.

(g)       None.

(h)       None.

                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           BE AEROSPACE, INC.


                                          /s/ Jeffrey P. Holtzman
                                          -------------------------------
                                          Jeffrey P. Holtzman
                                          Vice President - Finance and Treasurer


Date:  July 16, 2003

                                  EXHIBIT INDEX

Exhibit
No.               Description

(a)(1)    Offer to Exchange, dated June 23, 2003.*

(a)(2) Email to Employees regarding the Stock Option Exchange Program, dated June 23, 2003, attaching the Cover Letter, Offer to Exchange, Summary of Stock Option Position of each participant and Listing of Stock Options that qualify for the exchange of each participant.**

(a)(3)    Cover Letter to the Offer to Exchange, dated June 23, 2003.**

(a)(4) Form of Acceptance Letter for participants in the United States and the Netherlands.**

(a)(5)    Form of Acceptance Letter for UK participants only.**

(a)(6) Form of Withdrawal Letter for participants in the United States and the Netherlands.**

(a)(7)    Form of Withdrawal Letter for UK participants only.**

(a)(8)    Form of Summary of Stock Option Position of each participant.**

(a)(9) Form of Listing of Stock Options that qualify for the exchange of each participant.**

(a)(10) BE Aerospace's Proxy Statement on Schedule 14A, previously filed with the SEC on April 25, 2003 and incorporated by reference to Exhibit
          99.1 on Schedule TO-C filed by the Company on June 5, 2003.**

(a)(11) BE Aerospace's Annual Report on Form 10-K for the transition period from February 24, 2002 to December 31, 2002, previously filed with the SEC on March 26, 2003 and incorporated herein by reference.**

(a)(12) BE Aerospace's Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 2003, previously filed with the SEC on May 8, 2003 and incorporated herein by reference.**

(a)(13)   Email to Employees, dated July 16, 2003.

(d)(1) BE Aerospace Amended and Restated 1989 Stock Option Plan (incorporated by reference to the Registration Statement on Form S-8) (File No. 333-14037), previously filed with the SEC on October 15, 1996), together with Amendment Number 1 (incorporated by reference to the Registration Statement on Form S-8) (No. 333-89145), previously filed with the SEC on October 15, 1999.**

(d)(2) BE Aerospace 1991 Directors' Stock Option Plan (incorporated by reference to the Registration Statement on Form S-8) (File No. 333-48010), previously field with the SEC on May 26, 1992.**

(d)(3) BE Aerospace United Kingdom 1992 Employee Share Option Scheme (incorporated by reference to the Registration Statement on Form S-1, as amended) (File No. 333-54146), previously filed with the SEC on November 3, 1992.**

(d)(4) BE Aerospace 1996 Stock Option Plan (incorporated by reference to the Registration Statement on Form S-8) (File No. 333-14037), previously filed with the SEC on October 15, 1996, together with Amendment Number 1 (incorporated by reference to the Registration Statement on Form S-8) (File No. 333-89145), previously filed with the SEC on October 15, 1999 and Amendment Number 2 (incorporated by reference to the Registration Statement on Form S-8) (File No. 333-30578), previously filed with the SEC on February 16, 2000.**

(d)(5) BE Aerospace 2001 Stock Option Plan (incorporated by reference to the Registration Statement on Form S-8) (File No. 333-71442), previously filed with the SEC on October 1, 2001.**

(d)(6) BE Aerospace 2001 Directors' Plan (incorporated by reference to the Registration Statement on Form S-8) (File No. 333-71442), previously filed with the SEC on October 1, 2001.**

(d)(7) Form of Nonqualified Stock Option Agreement pursuant to the Amended and Restated 1989 Stock Option Plan.**

(d)(8) Form of Stock Option Agreement pursuant to the 1991 Directors' Stock Option Plan.**

(d)(9) Form of Stock Option Agreement pursuant to the United Kingdom 1992 Employee Share Option Scheme.**

(d)(10)   Form of Stock Option Agreement pursuant to the 1996 Stock Option
          Plan.**

(d)(11) Form of Nonqualified Stock Option Agreement pursuant to the 2001 Stock Option Plan.**

(d)(12) Form of Stock Option Agreement pursuant to the 2001 Directors' Stock Option Plan.**

(d)(13) Form of Incentive Stock Option Agreement pursuant to the Amended and Restated 1989 Stock Option Plan.**

(d)(14) Form of Incentive Stock Option Agreement pursuant to the 2001 Stock Option Plan.**

-----------------
* Incorporated by reference to Amendment No. 1 to the Schedule TO filed by BE Aerospace, Inc. on July 7, 2003 and to the Schedule TO filed by BE Aerospace, Inc. on June 23, 2003.

** Incorporated by reference to the Schedule TO filed by BE Aerospace, Inc. on June 23, 2003.